Exhibit 10.2

SPONSOR AGREEMENT

This Agreement (this “Agreement”), dated as of February 1, 2021, is entered into by and among Acies Acquisition LLC, a Delaware limited liability company (the “Sponsor”), Acies Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acies”) and PlayStudios, Inc. (the “Company”).

RECITALS

WHEREAS, concurrently herewith, Acies, the Company, Catalyst Merger Sub I, Inc. (“First Merger Sub”) and Catalyst Merger Sub II, LLC (“Second Merger Sub”) are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) First Merger Sub will merge with and into the Company, with the Company surviving the merger (the “First Merger”), and immediately following the First Merger, the surviving corporation of the First Merger will merge with and into the Second Merger Sub, with the Second Merger Sub surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the Sponsor is currently the record owner of 5,381,250 outstanding Sponsor Shares and 4,536,667 outstanding Acies Private Placement Warrants (the Sponsor Shares and Acies Private Placement Warrants owned by the Sponsor, together with any additional Acies Ordinary Shares or Sponsor Shares (or any securities convertible into or exercisable or exchangeable for Acies Ordinary Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof until the Effective Time, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

WHEREAS, as a condition and inducement to the willingness of Acies and the Company to enter into the Merger Agreement, Acies, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor, the Company and Acies agree as follows:

1.              Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 22, the Sponsor, solely in its capacity as a stockholder of Acies, irrevocably and unconditionally agrees that, at the Acies EGM, at any other meeting of the stockholders of Acies (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of Acies, the Sponsor shall, and shall cause any other holder of record of any of the Sponsor’s Covered Shares to:

(a)               when such meeting is held, appear at such meeting or otherwise cause the Sponsor’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)               vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor) in favor of each Proposal and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

(c)               vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Covered Shares against any Acies Business Combination Proposal (as defined below) and any other action that would: (i) impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement; (ii) result in a breach of any covenant, representation or warranty or other obligation or agreement of Acies under the Merger Agreement or any Ancillary Agreement; (iii) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement; or (iv) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acies, other than, in each case, pursuant to the Proposals.

Sponsor also agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Acies Board or the Acies Board previously recommended the Mergers but changed such recommendation.

2.             No Inconsistent Agreements. The Sponsor hereby covenants and agrees that the Sponsor shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Sponsor’s Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely affect, interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.             Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the Company as follows:

(a)               The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the Acies Organizational Document. As of the date hereof, other than the Covered Shares, the Sponsor does not own beneficially or of record any shares of capital stock of Acies (or any rights, options, warrants to acquire, or any debt, loans or other securities convertible into or exercisable or exchange able for, shares of capital stock of Acies) or any interest therein.

(b)               The Sponsor (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor’s Covered Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would adversely affect, interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)               The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)               Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement.

(e)               The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 3(d), under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Mergers or the other transactions contemplated by the Merger Agreement.

(f)                As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Covered Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

(g)               Neither the Sponsor nor any of its Affiliates has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

(h)               Other than as set forth on Schedule 1 attached hereto, neither the Sponsor nor any Affiliate of the Sponsor, nor any director or officer of the Sponsor or Acies, shall receive (or be entitled to receive) from Acies, PubCo or the Company any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of Acies’ initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Mergers).

(i)                 Except as described on Section 5.19 of the Acies Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the Transactions (including the PIPE Financing) or as a result of the Closing based upon arrangements made by Sponsor, for which Acies or any of its Affiliates may become liable.

(j)                 Other than as set forth on Schedule 3 attached hereto (any agreement set forth thereon, a “Sponsor Affiliate Agreement”), none of the Sponsor or, to the knowledge of such Sponsor, any Affiliate of Sponsor or any other Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any agreement with Acies or its Subsidiaries.

(k)               Sponsor holds sufficient Acies Class B Ordinary Shares and has the necessary authority to waive application of the Acies Anti-Dilution Provisions pursuant to Section 4(d).

(l)                 The Sponsor understands and acknowledges that the Company and Acies are entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein.

4.              Certain Covenants of the Sponsor. The Sponsor hereby covenants and agrees as follows:

(a)           No Solicitation. From the date hereof until the Termination Date, the Sponsor agrees not to, directly or indirectly:

(i)	take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, provide information to or commence due diligence with respect to, any Person concerning, relating to or which is intended or would reasonably be expected to lead to, a Business Combination proposal other than with the Company, its stockholders and their respective Affiliates and Representatives, in each case, in their capacity as such (such Business Combination proposal other than with the Company, its stockholders and their respective Affiliates and Representatives, an “Acies Business Combination Proposal”),

(ii)	participate in any discussions or negotiations regarding, or furnish or receive to or from any Person (other than First Merger Sub, the Second Merger Sub, the Company, the Company’s Affiliates and their respective Representatives) any nonpublic information relating to Acies and its Subsidiaries, in connection with any Acies Business Combination Proposal,

(iii)	approve or recommend, or make any public statement approving or recommending, an Acies Business Combination Proposal,

(iv)	enter into any letter of intent, merger agreement or other similar agreement providing for an Acies Business Combination Proposal,

(v)	make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Acies Ordinary Shares or Covered Shares intending to facilitate any Acies Business Combination Proposal or cause any holder of Acies Ordinary Shares or Covered Shares not to vote to adopt the Merger Agreement and approve the Mergers or any of the other transactions contemplated thereby,

(vi)	become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Acies that takes any action in support of an Acies Business Combination Proposal or

(vii)	otherwise resolve or agree to do any of the foregoing.

The Sponsor shall promptly (and in any event within 48 hours of the date of this Agreement) notify the Company after receipt by the Sponsor of any Acies Business Combination Proposal, any inquiry or proposal that would reasonably be expected to lead to an Acies Business Combination Proposal or any inquiry or request for nonpublic information relating to Acies and its Subsidiaries by any Person who has made or would reasonably be expected to make an Acies Business Combination Proposal. Thereafter, the Sponsor shall keep the Company reasonably informed, on a prompt basis (and in any event within 48 hours), regarding any material changes to the status and material terms of any such proposal or offer. Notwithstanding the foregoing, the Sponsor may respond to any such inquiry or proposal only by indicating that Sponsor is unable to provide any information or entertain any proposals or offers or engage in any negotiations or discussions. The Sponsor agrees that, following the date hereof, it and its Representatives shall cease and cause to be terminated any existing activities, solicitations, discussions or negotiations by the Sponsor or its Representatives with any parties conducted heretofore with respect to any Acies Business Combination Proposal. Notwithstanding anything in this Agreement to the contrary, (x) the Sponsor shall not be responsible for the actions of Acies or the Acies Board (or any committee thereof), any Subsidiary of Acies, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Acies Related Parties”), including with respect to any of the matters contemplated by this Section 4(a), (y) the Sponsor makes no representations or warranties with respect to the actions of any of Acies Related Parties, and (z) any breach by Acies of its obligations under Section 8.12 of the Merger Agreement shall not be considered a breach of this Section 4(a) (it being understood for the avoidance of doubt that the Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Acies Related Party) of this Section 4(a)).

(b)          Merger Agreement Compliance. Sponsor shall be bound by and comply with Section 8.04 (Confidentiality; Publicity)) of the Merger Agreement (and any relevant definitions contained therein) as if Sponsor was an original signatory to the Merger Agreement (in the same manner as Acies) with respect to such provisions.

(c)           Support of the Mergers. From the date hereof until the Termination Date, the Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Mergers set forth in Article 9 of the Merger Agreement.

(d)           Waiver of Anti-Dilution Protections. The Sponsor hereby irrevocably and unconditionally (but subject to the consummation of the Mergers):

(i)	agrees that pursuant to Article 17.2 of the Acies Organizational Document, the Sponsor Shares held by it shall convert into Acies Class A Ordinary Shares at the Initial Conversion Ratio (as such term is defined in the Acies Organizational Document) (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding Acies Class A Ordinary Shares); and

(ii)	waives for itself, its successors and assigns any adjustment to the Initial Conversion Ratio to which it would otherwise be entitled pursuant to Article 17.3 of the Acies Organizational Document or otherwise.

The Sponsor further agrees not to redeem any Sponsor Shares, any Acies Class A Ordinary Shares received upon the conversion of such Sponsor Shares or any other Covered Shares.

(e)           Pre-Closing Transfer Restrictions. From the date hereof until the Termination Date, the Sponsor hereby agrees not to, directly or indirectly, (i) Transfer any of the Sponsor’s Covered Shares or (ii) take any action that would make any representation or warranty of the Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer or forfeiture that is or has been agreed upon by the Company in writing (including pursuant to the terms of this Agreement and the Merger Agreement).

(f)          Post-Closing Transfer Restrictions. Sponsor shall not Transfer any Lockup Securities during the Lockup Period without the prior written consent of the PubCo Board (subject to the determination of the Board of Directors in its sole discretion at any time) (the restrictions set forth in this Section 4(f), the “Lockup”); provided Sponsor (together with any Permitted Transferee of Sponsor, a “Lockup Holder”) may Transfer Lockup Securities:

(i)	by will, other testamentary document or intestacy;

(ii)           as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes;

(iii)          to any trust for the direct or indirect benefit of the Lockup Holder or the immediate family of the Lockup Holder, or if the Lockup Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iv)         to a partnership, limited liability company or other entity of which such Lockup Holder and the immediate family of such Lockup Holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)	if the Lockup Holder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Lockup Holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Lockup Holder or affiliates of such Lockup Holder (including, for the avoidance of doubt, where such Lockup Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of such Lockup Holder;

(vi)	to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (i) through (v) above;

(vii)	in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order;

(viii)        from an employee or a director of, or a service provider to, PubCo or any of its subsidiaries upon the death, disability or termination of employment, in each case, of such person;

(ix)       pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the PubCo Board and made to all holders of shares of PubCo’s capital stock involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lockup Holder’s Lockup Securities shall remain subject to the Lockup; or

(x)        pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Lockup Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes);

provided that:

(x) in the case of any Transfer of Lockup Securities pursuant to clauses (i) through (vii), (1) such Transfer shall not involve a disposition for value; (2) the transferee shall execute and deliver to the Company a letter agreement providing for the same restrictions on the transferred Lockup Securities as the Lockup; (3) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Lockup Securities remain subject to the Lockup; and (4) there shall be no voluntary public disclosure or other announcement of such Transfer;

(y) a Lockup Holder may enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lockup Period so long as no Transfers are effected under such trading plan prior to the expiration of the Lockup Period; and

(z) the Lockup shall not apply to the transactions contemplated by Sections 4(f) or 5, except if any Unvested Shares become vested before the expiration of the Lockup Period, such vested shares shall be deemed to be Lockup Securities.

(g)               Sponsor Forfeiture. Prior to the Domestication Effective Time (but subject to the Closing), Acies and the Sponsor hereby agree to take all necessary actions to forfeit and cause to be cancelled for no consideration 850,000 Sponsor Shares and 715,000 Acies Private Placement Warrants. In addition to the foregoing, following the expiration of the redemption offer made by Acies to all holders of Public Shares and prior to the Domestication Effective Time, the Acies and Sponsor hereby agree to take all necessary actions to forfeit and cause to be cancelled for no consideration, as applicable:

(i)	in the event that 25% or more of the Public Shares are redeemed by the holders thereof, 403,594 Sponsor Shares (the “First Redemption Trigger Forfeited Shares”);

(ii)	in the event that 50% or more of the Public Shares are redeemed by the holders thereof, (A) the First Redemption Triggered Forfeited Shares plus (B) 403,594 Sponsor Shares (the “Second Redemption Trigger Forfeited Shares”); and

(iii)	in the event that more than 25% but less than 50% of the Public Shares are redeemed by the holders thereof, (A) the First Redemption Trigger Forfeited Shares plus (B) a proportional amount of the Second Redemption Trigger Forfeited Shares up to the full amount of such shares if 50% or more of the Public Shares are redeemed.

(h)               Each of Acies and the Sponsor shall comply with, and fully perform all of its respective obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of October 22, 2020, by and among the Sponsor and Acies (the “Letter Agreement”).

(i)                 From the date hereof until the Effective Time, neither Sponsor nor Acies shall modify or amend any Sponsor Affiliate Agreement without the prior written consent of the Company; provided that Acies and the Sponsor may amend that certain Registration Rights Agreement, dated October 22, 2020 (the “Registration Rights Agreement”), between the Company and Acies in the manner contemplated by the Merger Agreement without the prior written consent of the Company.

(j)                 Sponsor shall not convert any working capital loans it may make to Acies or any of its subsidiaries into any rights, options or warrants to purchase Acies Ordinary Shares or any shares of capital stock of PubCo or any other securities convertible into or exercisable or exchangeable for Acies Ordinary Shares or shares of capital stock of PubCo.

(k)               Acies Copy. The Sponsor hereby authorizes Acies to maintain a copy of this Agreement at either the executive office or the registered office of Acies.

5.             Vesting. Acies, the Company and Sponsor agree that, as of immediately prior to (but subject to) the Closing, 900,000 of the Sponsor Shares held by Sponsor as of immediately prior to the Closing shall become unvested (the “Unvested Shares”) and shall be subject to the vesting and forfeiture provisions set forth on Schedule 2 attached hereto. For the avoidance of doubt, Sponsor Shares owned by Sponsor (or its Affiliates) as of the Closing other than the Unvested Shares shall not be subject to this Section 5 (and shall not be subject to forfeiture) at the Closing. Sponsor shall not Transfer any of the Unvested Shares, shall not have any economic or other rights as a stockholder with respect to Unvested Shares, shall not be entitled to vote any Unvested Shares and shall not be entitled to receive dividends or distributions on any of the Unvested Shares except for any stock dividends or other adjustments (as contemplated by Section 8), in each case until any such Unvested Shares become vested in accordance with Schedule 2, subject to Section 4(f).

6.             Further Assurances.

(a)               From time to time, at the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement, the Merger Agreement and any Ancillary Agreement to which Sponsor is a party. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby against (i) Acies, Acies’ Affiliates or Acies’ directors or officers, (ii) the Company, the Company’s Affiliates or the Company’s officers or directors or (iii) any of their respective successors and assigns.

(b)               Following the Effective Time, Acies will use commercially reasonable efforts to cooperate to provide the pre-Closing equityholders of Acies information that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367-3(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Acies for each year that Acies is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

7.              Disclosure. The Sponsor hereby authorizes the Company and Acies to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Covered Shares and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acies have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acies will consider in good faith.

8.             Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, stock split, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the terms “Covered Shares,” “Sponsor Shares,” “Unvested Shares,” “Acies Private Placement Warrants” and the shares subject to forfeiture under Section 4(f)) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

9.             Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor and the Company.

10.            Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

11.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 11):

if to Acies after the Closing or to the Company, to it at:

10150 Covington Cross Drive

Las Vegas, NV 89144

Attn: Joel J. Agena, VP Legal Counsel

Email: joel@playstudios.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
1600 El Camino Real

Menlo Park, CA 94025

Attn:       Alan F. Denenberg

Lee Hochbaum

Email:      alan.denenberg@davispolk.com

lee.hochbaum@davispolk.com

if to Acies prior to the Closing or to the Sponsor, to it at:

1219 Morningside Drive, Suite 110

Manhattan Beach, CA 90266
Attention: Daniel Fetters; Edward King
Email: dan.fetters@aciesacq.com; edward.king@aciesacq.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attn:       Steven B. Stokdyk
Email:      steven.stokdyk@lw.com

12.              No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Sponsor. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares of the Sponsor shall remain vested in and belong to the Sponsor.

13.              Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

14.          No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that Acies shall be an express third party beneficiary with respect to Section 3 and Section 4 hereof.

15.           Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)               This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of New York.

(b)               In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, any state or federal court sitting in New York City having subject matter jurisdiction (the “Chosen Courts”), in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

(c)               EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17.           Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Sponsor’s obligations to vote its Covered Shares as provided in this Agreement, in the United States District Court for the Southern District of New York or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of New York, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18.           Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

20.           Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.           Defined Terms. As used herein:

(a)               “Acies Private Placement Warrants” shall mean rights to acquire Acies Class A Ordinary Shares that were included in the Acies Units sold to the Sponsor in a private placement in connection with Acies’ initial public offering.

(b)               “Change of Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of PubCo’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of PubCo.

(c)               “immediate family” means any relationship by blood, current or former marriage or adoption, not more remote than first cousin;

(d)               “Lockup Period” means the period beginning on the closing date of the Mergers and ending at 11:59 pm Eastern Time on the earlier of: (i) for the lesser of (A) 5.00% of the Lockup Securities held by each Lockup Holder or (B) 50,000 of the Lockup Securities held by each Lockup Holder, in each case, that is 180 days after the Closing Date; and (ii) otherwise, the date that is 12 months after the Closing Date; provided that, for the avoidance of doubt, the Lockup Period for any Lockup Securities that has not ended on the date that is 12 months after the Closing Date shall end on such date.

(e)                “Lockup Securities” means the Covered Shares (including the Acies Private Placement Warrants and any shares underlying the Acies Private Placement Warrants).

(f)                “Permitted Transferees” means, prior to the expiration of the Lockup Period, any person or entity to whom such Lockup Holder is permitted to Transfer any Lockup Securities pursuant to clauses (i) through (vii) of Section 4(f).

(g)               “Public Shares” means the Acies Class A Ordinary Shares that were sold by Acies in connection with its initial public offering (which, for the avoidance of doubt, were initially part of units and excludes the Sponsor Shares).

(h)               “Sponsor Shares” shall mean the shares held by Sponsor of Acies Class B Ordinary Shares, par value $0.0001 per share, and the shares of PubCo Common Stock issuable upon conversion of such shares in connection with the Closing.

(i)                 “Transfer” means any direct or indirect (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition of any Lockup Securities; (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lockup Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) any voluntary public disclosure of any action contemplated in the foregoing clauses (i) and (ii).

22.         Termination. This Agreement shall terminate upon the earliest to occur of:

(a)               the Effective Time;

(b)               the termination of the Merger Agreement in accordance with its terms;

(c)               the time this Agreement is terminated upon the mutual written agreement of the Company and the Sponsor (the earliest such date under clause (a), (b) and (c) being referred to herein as the “Termination Date”);

(d)               provided, that if this Agreement is terminated at the Effective Time, (i) the provisions set forth in Sections 6(b) and Sections 8 through 20 and this Section 22 (and any defined terms, exhibits or schedules referenced thereby) shall survive the termination of this Agreement; (ii) the provisions set forth in Section 4(f) (and any defined terms, exhibits or schedules referenced thereby) shall survive the termination of this Agreement until the latest to occur of (A) the termination of the Letter Agreement and (B) the end of the Lockup Period; and (iii) the provisions set forth in Section 5 (and any defined terms, exhibits or schedules referenced thereby) shall survive the termination of this Agreement until the later to occur of (A) the achievement of the $15.00 Share Price Milestone or (B) the Earnout Expiration Date upon which, in the case of clause (B), any Unvested Shares will be forfeited for no consideration; provided further, that no party hereto shall be relieved from any liability to the other party hereto resulting from a Willful Breach (as defined in the Merger Agreement).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

ACIES ACQUISITION LLC

By:	/s/ Daniel Fetters
Name:	Daniel Fetters
Title:	Managing Member

By:	/s/ Edward King
Name:	Edward King
Title:	Managing Member

ACIES ACQUISITION CORP.

By:	/s/ Daniel Fetters
Name:	Daniel Fetters
Title:	Co-Chief Executive Officer

By:	/s/ Edward King
Name:	Edward King
Title:	Co-Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

PLAYSTUDIOS, INC.

By:	/s/ Andrew S. Pascal
Name:	Andrew S. Pascal
Title:	Chairman and CEO

Schedule 1

1.	Andrew Pascal, in his capacity as the Chief Executive Officer of the Company, may receive a transaction bonus in connection with and contingent upon the Closing.

Schedule 2

This Schedule 2 sets forth the terms for the vesting of Unvested Shares. Terms used but not defined in this Schedule 2 shall have the meanings given to such terms in the Merger Agreement.

1.	12.50 Share Price Milestone. 450,000 Unvested Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the $12.50 Share Price Milestone (such shares being referred to as the “$12.50 Sponsor Shares”).

2.	$15.00 Share Price Milestone. 450,000 Unvested Shares (and shall not be subject to forfeiture) upon the occurrence of the $15.00 Share Price Milestone (such shares being referred to as the “$15.00 Sponsor Shares”).

3.	For the avoidance of doubt, if the condition for the $15.00 Share Price Milestone is achieved, the Unvested Shares to vest in connection with such Earnout Milestone shall be cumulative with the Unvested Shares to vest in connection with the achievement of the $12.50 Share Price Milestone.

4.	Upon the Earnout Expiration Date (subject to extension pursuant to Section 5 below):

(a)            if the $12.50 Share Price Milestone has not been achieved, none of the $12.50 Sponsor Shares shall vest and all such $12.50 Sponsor Shares shall be forfeited for no consideration; and

(b)           if the $15.00 Share Price Milestone has not been achieved, none of the $15.00 Sponsor Shares shall vest and all such $15.00 Sponsor Shares shall be forfeited for no consideration.

5.	In the event that after the Closing and prior to the five (5)-year anniversary of the Closing Date, there is an Earnout Strategic Transaction (or a definitive agreement providing for an Earnout Strategic Transaction has been entered into prior to the five (5)-year anniversary of the Closing Date and such Earnout Strategic Transaction is ultimately consummated, even if such consummation occurs after the five (5)-year anniversary of the Closing Date), then if the per share value of the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction equals or exceeds $12.50 per share and the $12.50 Share Price Milestone has not been previously achieved, then the $12.50 Share Price Milestone shall be deemed to have been achieved and if the per share value of the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction equals or exceeds $15.00 per share and the $15.00 Share Price Milestone has not been previously achieved, then the $15.00 Share Price Milestone shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the PubCo Class A Common Stock in such Earnout Strategic Transaction includes non-cash consideration, the value of such consideration shall be determined in good faith by the PubCo Board; provided, further that such Unvested Shares that are not deemed vested as of the consummation of such Earnout Strategic Transaction shall be deemed forfeited and shall be cancelled by PubCo for no consideration. In the event either the $12.50 Share Price Milestone or $15.00 Share Price Milestone would be deemed to be achieved pursuant to this Section 5, the $12.50 Sponsor Shares and/or the $15.00 Sponsor Shares, as applicable, shall vest immediately prior to the consummation of the Earnout Strategic Transaction and such $12.50 Sponsor Shares and/or $15.00 Sponsor Shares, as applicable, shall receive the same consideration per share as the PubCo Class A Common Stock.

6.	If PubCo shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of PubCo Common Stock, equitable adjustment shall be made to the provisions of this Agreement as may be required for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

Schedule 3

Sponsor Affiliate Agreements

1.	Registration Rights Agreement, dated as of October 22, 2020, by and among Acies, the Sponsor and the other parties thereto.

2.	Private Placement Warrants Purchase Agreement, dated as of October 22, 2020, by and between Acies and the Sponsor.

3.	Promissory Note, dated as of September 4, 2020, by and between Acies and the Sponsor.

4.	Securities Subscription Agreement, dated as of September 4, 2020, by and between Acies and the Sponsor.

5.	Letter Agreement, dated as of October 22, 2020, by and between Acies and the Sponsor.

6.	Letter Agreement, dated as of October 22, 2020, by and among Acies, the Sponsor and each of the officers and directors of Acies.